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                                                                      Exhibit 21


                                STERLING BANCORP

                         Subsidiaries of the Registrant





a)    Sterling National Bank

b)    Sterling Factors Corporation

c)    Sterling Industrial Loan Association

d)    Universal Finance Corporation

e)    Sterling Banking Corporation

f)    Sterling National Mortgage Company, Inc. (New York)

g)    Sterling National Mortgage Corporation (Virginia)